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IDS Life Special Income Fund, Inc.

EXHIBIT INDEX


Exhibit 5(a):   Investment Management Services Agreement dated
                March 20, 1995.

Exhibit 5(c):   Administrative Services Agreement, dated March 20,
                1995.

Exhibit 8(a):   Custodian Agreement dated March 20, 1995.

Exhibit 11:     Independent Auditors' Consent.

Exhibit 17:     Financial Data Schedule.

Exhibit 18(a):  Directors' Power of Attorney, dated November 10,
                1994.